Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 7, 2012 (April 19, 2012 as to Note 15) relating to the consolidated financial statements and consolidated financial statement schedule of Fiesta Restaurant Group, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph indicating that the financial statements have been prepared from the separate records maintained by Fiesta Restaurant Group, Inc. and subsidiaries and may not necessarily be indicative of the conditions that would have existed or the results of operations if Fiesta Restaurant Group and subsidiaries had been operated as an unaffiliated company and that portions of certain expenses represent allocations made from Carrols applicable to Fiesta Restaurant Group, Inc. and subsidiaries as a whole) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Rochester, New York

April 30, 2012